ATHENE HOLDING LTD. REPORTS FOURTH QUARTER
AND FULL YEAR 2020 RESULTS
HAMILTON, Bermuda – February 17, 2021 – Athene Holding Ltd. ("Athene") (NYSE: ATH), a leading financial services company specializing in retirement solutions, today announced financial results for the fourth quarter and full year 2020.

•Strong execution across organic and inorganic funding channels drove robust net invested asset growth of 28% year-over-year at attractive spreads, while maintaining high credit quality across the portfolio
•Record quarterly and annual gross organic inflows totaling $9.3 billion and $27.5 billion, respectively, underwritten to returns in excess of targets
•Strong earnings with fourth quarter diluted EPS of $5.44 and adjusted operating EPS of $2.85
•Attractive profitability during the fourth quarter with very strong ROA and ROE
•Strong Alternative investment performance during the fourth quarter was driven by broad-based portfolio strength and benefited from market tailwinds
•Robust capitalization with $3.5 billion of excess equity capital and $7.7 billion of total deployable capital

“Our robust fourth quarter results capped a year of record growth in which we generated $56 billion of gross inflows across our diversified funding channels, underwritten to very attractive returns above our historical average. A primary driver of this activity was record net organic growth of 27% for the year. Despite the pandemic, our focus and discipline to execute Athene’s business strategy never wavered – originate low cost, persistent funding and employ alpha-generating investing capabilities to drive compelling net spread.
"Our strong financial results demonstrate both the resilience of our model and our ability to drive consistent excellence even through periods of volatility. The significant profitable growth we generated in 2020 will increase our earnings power in 2021 and beyond. Importantly, we continue to see an abundance of organic and inorganic opportunities in front of us. As one of the best capitalized businesses in the industry, we will use our position of strength to build upon our compelling track record of delivering long-term shareholder value – 16% compound annual growth in adjusted book value per share over the past 11 years.”
- Jim Belardi, CEO

Financial Results					Invested Assets & Flows
(in millions, except percentages and per share data)	Quarterly		Full Year		(in millions, except percentages)	Quarterly		Full Year
	4Q'19	4Q'20	2019	2020		4Q'19	4Q'20	2019	2020
GAAP:					Invested Assets:
Net income	$432	$1,065	$2,136	$1,446	Gross invested assets[2]	$124,563	$175,424	$124,563	$175,424
Diluted EPS	$2.42	$5.44	$11.41	$8.34	Net invested assets[2]	$117,486	$150,190	$117,486	$150,190
Book value per common share	$69.54	$85.51	$69.54	$85.51	Avg. net invested assets	$115,986	$146,512	$115,719	$133,687
Return on equity (ROE)	12.8%	24.6%	19.7%	10.0%	Avg. organic net inv. assets[3]	$64,138	$87,929	$58,413	$78,095
Return on assets (ROA)	1.19%	2.16%	1.55%	0.83%	Flows:
					Retail	$1,136	$2,299	$6,782	$7,801
Operating:					Flow reinsurance	1,196	559	3,950	6,002
Adj. op. income	$389	$558	$1,289	$1,242	Funding agreements	499	2,199	1,301	8,277
Adj. op. EPS[1]	$2.21	$2.85	$6.97	$6.42	Pension risk transfer	809	4,221	6,042	5,467
Adj. op. EPS ex notables & AOG	$1.97	$2.06	$7.00	$5.39	Gross organic inflows	3,640	9,278	18,075	27,547
Adj. book value per common share[1]	$54.02	$56.95	$54.02	$56.95	Organic inflows attributable to ACRA NCI	(544)	(1,180)	(544)	(1,180)
Adj. op. ROE	16.7%	20.5%	14.1%	12.1%	Organic outflows[4]	(812)	(1,412)	(2,984)	(5,236)
Adj. op. ROE ex notables & AOG	14.9%	15.0%	14.2%	10.2%	Net organic flows	$2,284	$6,686	$14,547	$21,131
Adj. op. ROA	1.34%	1.52%	1.11%	0.93%	Net organic growth rate[5]	14.2%	30.4%	24.9%	27.1%
Adj. op. ROA ex notables & AOG	1.19%	1.11%	1.12%	0.78%
Net inv. spread - Ret. Svcs	1.84%	1.75%	1.50%	1.31%	Gross inorganic inflows	$—	$—	$—	$28,792
					Inorganic inflows attributable to ACRA NCI	—	—	—	(18,268)
					Net inorganic inflows	$—	$—	$—	$10,524

1 See the non-GAAP measures section on pages 7 through 10 for further discussion of these measures. 2 Net invested assets include our economic ownership of ACRA investments but do not include the investments associated with the ACRA NCI. Gross invested assets includes all ACRA investments. 3 Average organic net invested assets exclude the invested assets related to inorganic acquisitions and block reinsurance transactions as well as the investments associated with ACRA NCI. 4 Organic outflows consist of full and partial policyholder withdrawals, death benefits, pension risk transfer benefit payments and funding agreement maturities, net of ACRA NCI and exclude the outflows related to inorganic acquisitions and block reinsurance transactions. 5 Net organic growth rate is calculated as net organic flows divided by average organic net invested assets, on an annualized basis.

	Three months ended		Years ended
	December 31,		December 31,
(In millions, except per share data)	2019	2020	2019	2020
Net income available to AHL common shareholders	$432	$1,065	$2,136	$1,446
Non-operating adjustments
Investment gains (losses), net of offsets	(47)	526	994	508
Change in fair values of derivatives and embedded derivatives – FIAs, net of offsets	136	33	(65)	(235)
Integration, restructuring and other non-operating expenses	(24)	3	(70)	(10)
Stock compensation expense	(3)	—	(12)	(11)
Income tax expense - non-operating	(19)	(55)	—	(48)
Less: Total non-operating adjustments	43	507	847	204
Adjusted operating income available to common shareholders	$389	$558	$1,289	$1,242

Adjusted operating income (loss) available to common shareholders by segment
Retirement Services	$404	$493	$1,322	$1,266
Corporate and Other	(15)	65	(33)	(24)
Adjusted operating income available to common shareholders	$389	$558	$1,289	$1,242

Earnings per common share – basic Class A	$2.43	$5.57	$11.44	$8.51
Earnings per common share – diluted Class A1	$2.42	$5.44	$11.41	$8.34
Adjusted operating earnings per common share[2]	$2.21	$2.85	$6.97	$6.42
Weighted average common shares outstanding – basic Class A	144.5	191.1	153.9	184.9
Weighted average common shares outstanding – diluted Class A1	145.1	195.9	154.3	188.6
Weighted average common shares outstanding – adjusted operating[2]	175.7	195.9	184.8	193.5

	Three months ended		Years ended
	December 31,		December 31,
(In millions)	2019	2020	2019	2020
Notable items
Retirement Services adjusted operating income available to common shareholders	$404	$493	$1,322	$1,266
Non-recurring adjustment on derivative collateral	—	—	—	(18)
Actuarial experience and market impacts	(47)	(46)	(43)	(16)
Unlocking	—	—	48	(6)
Tax impact of notable items	4	5	—	5
Retirement Services notable items	(43)	(41)	5	(35)
Retirement Services adjusted operating income available to common shareholders excluding notable items	361	452	1,327	1,231

Corporate and Other adjusted operating income (loss) available to common shareholders	(15)	65	(33)	(24)
Consolidated adjusted operating income available to common shareholders excluding notable items	$346	$517	$1,294	$1,207

Adjusted operating earnings per common share excluding notables[2]	$1.97	$2.64	$7.00	$6.24
1 Diluted earnings per common share on a GAAP basis for Class A common shares, including diluted Class A weighted average common shares outstanding, includes the dilutive impacts, if any, of Class B common shares, Class M common shares and any other stock-based awards. There were no dilutive securities for the quarter. Diluted earnings per common share on a GAAP basis for Class A common shares are based on allocated net income available to AHL common shareholders of $1.1 billion (100% of net income available to AHL common shareholders) and $351 million (81% of net income available to AHL common shareholders) for the three months ended December 31, 2020 and 2019, respectively. Diluted earnings per common share on a GAAP basis for Class A common shares are based on allocated net income available to AHL common shareholders of $1.6 billion (109% of net income available to AHL common shareholders) and $1.8 billion (82% of net income available to AHL common shareholders) for the years ended December 31, 2020 and 2019, respectively.
2 Weighted average common shares outstanding – adjusted operating assumes conversion or settlement of all outstanding items that are able to be converted to or settled in Class A common shares, including the impacts of Class B common shares on a one-for-one basis, the impacts of all Class M common shares net of the conversion price and any other stock-based awards, but excluding any awards for which the exercise or conversion price exceeds the market value of Class A common shares on the applicable measurement date. Effective February 28, 2020, all Class B common shares were converted into Class A common shares and all Class M common shares were converted into warrants and Class A common shares. Our Class B common shares were economically equivalent to Class A common shares and could have been converted to Class A common shares on a one-for-one basis at any time. Our Class M common shares were in the legal form of shares but economically functioned as options as they were convertible into Class A common shares after vesting and settlement of the conversion price. In calculating Class A diluted earnings per common share on a GAAP basis, we are required to apply sequencing rules to determine the dilutive impacts, if any, of our Class B common shares, Class M common shares and any other stock-based awards. To the extent our Class B common shares, Class M common shares and/or any other stock-based awards were not dilutive they were excluded. We believe this non-GAAP measure is an appropriate economic representation of our share counts for use in an economic view of adjusted operating earnings per common share.

Fourth Quarter and Full Year 2020 Financial Results

Net income available to AHL common shareholders for the fourth quarter 2020 was $1.1 billion, or $5.44 per diluted Class A common share ("diluted share"), compared to $432 million, or $2.42 per diluted share for the fourth quarter 2019. The increase from the prior year quarter was driven by higher adjusted operating income, favorable changes in the fair value of reinsurance assets due to tightening credit spreads and a favorable change in the provision for credit losses, partially offset by an unfavorable change in the net fair value of fixed indexed annuity ("FIA") derivatives, primarily due to a lower discount rate resulting from declining interest rates.

Net income available to AHL common shareholders for the full year 2020 was $1.4 billion, or $8.34 per diluted share, compared to $2.1 billion, or $11.41 per diluted share for the full year 2019. The decrease from the prior year was driven by an unfavorable change in the fair value of reinsurance assets due to less favorable credit spread tightening, partially offset by a decrease in U.S. Treasury rates, as well as an unfavorable change in the net fair value of FIA derivatives due to less favorable equity market performance.

Adjusted operating income available to common shareholders for the fourth quarter 2020 was $558 million, or $2.85 per adjusted operating common share, compared to $389 million, or $2.21 per adjusted operating common share for the fourth quarter 2019. The increase from the prior year quarter was primarily driven by strong growth in average net invested assets, increased investment income from alternatives, and appreciation in Athene's Apollo Operating Group ("AOG") investment.

Adjusted operating income available to common shareholders for the full year 2020 was $1.2 billion, or $6.42 per adjusted operating common share, compared to $1.3 billion, or $6.97 per adjusted operating common share for the full year 2019. The decrease from the prior year was driven primarily by a lower net investment spread, due to lower income from floating rate investments resulting from declining interest rates, elevated levels of cash, and lower investment income from alternatives resulting from macro volatility, partially offset by appreciation in Athene's AOG investment.

Adjusted operating income available to common shareholders excluding notables and AOG for the fourth quarter 2020 was $404 million, or $2.06 per adjusted operating common share, compared to $346 million, or $1.97 per adjusted operating common share for the fourth quarter 2019. The increase from the prior year quarter was primarily driven by the aforementioned strength of investment income from alternatives.

Adjusted operating income available to common shareholders excluding notables and AOG for the full year 2020 was $1.0 billion, or $5.39 per adjusted operating common share, compared to $1.3 billion, or $7.00 per adjusted operating common share for the full year 2019. The decrease from the prior year was driven primarily by a lower net investment spread, due to lower income from floating rate investments resulting from declining interest rates, as well as elevated levels of cash, and lower investment income from alternatives resulting from macro volatility.
Growth Highlights
Organic Growth
In the fourth quarter 2020, Athene generated gross organic inflows of $9.3 billion, representing an increase of 155% year-over-year and 25% quarter-over-quarter. For the full year 2020, Athene generated record annual gross organic inflows of $27.5 billion, representing an increase of 52% compared to full year 2019.
Organic inflow activity reflected continued strength across Athene's diversified funding channels including retail, flow reinsurance, pension risk transfer, and funding agreements. Importantly, organic inflows for the fourth quarter and full year 2020 were underwritten to strong returns despite the historically low interest rate environment, reflecting Athene's ability to originate new business with low funding costs and generate alpha within its investment portfolio.
Retail:
In the fourth quarter 2020, Athene generated retail inflows of $2.3 billion, an increase of 102% year-over-year and a slight decrease of 7% versus record levels achieved in the prior quarter. Fourth quarter inflows were highlighted by record quarterly FIA sales, helped by increasing distribution through bank and broker-dealer intermediaries.

For the full year 2020, Athene generated retail inflows of $7.8 billion, an increase of 15% from the prior year, despite pandemic-related headwinds facing the broader fixed annuity industry. Athene remains a leader in the fixed annuity marketplace, committing capital to new insurance amid still fragile economic conditions and serving as a source of strength for consumers seeking savings products that can increase their financial security.
Flow Reinsurance:
In the fourth quarter 2020, Athene generated flow reinsurance inflows of $559 million, a decrease of 53% year-over-year and 76% quarter-over-quarter. The decrease was attributable to an expected decline in volume from existing partnerships who sought to internalize more business amid improving economic conditions and underwrite new business below Athene’s target return thresholds.
For the full year 2020, flow reinsurance inflows were $6.0 billion, an annual record and increase of 52% from the prior year as many flow reinsurance partners utilized Athene's competitive advantages amid volatile market conditions.
Pension Risk Transfer:
In the fourth quarter 2020, Athene completed a record six pension risk transfer (PRT) transactions totaling $4.2 billion. The activity included a notable $1.7 billion transaction with GE to serve the needs of approximately 70,000 retired employees, highlighting Athene's strong market position as a solutions provider for plan sponsors.
For the full year 2020, PRT inflows totaled $5.5 billion. While decreasing 10% from the prior year record level, Athene's transaction execution comprised an estimated 20% of the U.S. PRT market in 2020.
Funding Agreements1:
In the fourth quarter 2020, Athene generated $2.2 billion of funding agreement activity. Strong funding agreement activity was driven by four funding-agreement backed note (FABN) issuances across three distinct currencies including Athene's first GBP denominated transaction.
For the full year 2020, funding agreement activity totaled $8.3 billion, an annual record and a six-fold increase from the prior year, highlighting Athene's expanding presence in the marketplace, reflecting global issuance activity across various currencies.

Net Organic Flows
In the fourth quarter 2020, Athene generated net organic flows of $6.7 billion. This was driven by the aforementioned record gross organic inflows of $9.3 billion, less $1.2 billion of inflows attributable to third party investors in ACRA related to PRT activity, as well as normal course organic outflows of $1.4 billion. Athene's net annualized organic growth rate for the fourth quarter 2020 was 30.4% versus 14.2% in the prior year quarter.
For the full year 2020, net organic flows were $21.1 billion, an annual record and an increase of 45% from the prior year. Athene's net organic growth rate for the full year 2020 was 27.1% versus 24.9% in the prior year.

Inorganic Growth
For the full year 2020, gross inorganic inflows were $28.8 billion, reflecting the completion of a fixed annuity block reinsurance transaction with Jackson National Life Insurance Company ("Jackson") during the second quarter.
In closing the Jackson transaction, Athene was supported by its strategic capital solution, ACRA, which provides on-demand third-party capital to support Athene's growth. Athene's proportionate share of these inflows, net of noncontrolling interest in ACRA attributable to third-party investors ("ACRA NCI"), was $10.5 billion.

Segment Results
Retirement Services
Fourth Quarter 2020 Results
For the fourth quarter 2020, adjusted operating income available to common shareholders in Retirement Services was $493 million, an increase of $89 million, or 22%, from the fourth quarter 2019, resulting in an adjusted operating ROE
1 Funding agreements are comprised of funding agreements issued under our FABN and FABR programs, funding agreements issued to the FHLB and long-term repurchase agreements.

of 26.2%. Excluding notable items, adjusted operating income available to common shareholders in Retirement Services was $452 million, resulting in an adjusted operating ROE of 24.1%.
The increase in adjusted operating income available to common shareholders over the prior year quarter was primarily driven by strong growth in average net invested assets of more than $29 billion or 25%; as well as elevated net investment income from alternatives, which comprise approximately 4% of Athene's net invested assets.
The net investment spread, which measures net investment earnings less cost of funds, was 1.75% of average net invested assets for the fourth quarter 2020, a decrease of 9 basis points from the fourth quarter 2019. The decrease from the prior year quarter was primarily driven by a lower net investment earned rate (NIER) partially offset by a modestly lower cost of funds.
The NIER was 4.43% for the fourth quarter 2020, compared to 4.57% in the prior year quarter. The annualized return on fixed income and other investments during the fourth quarter 2020 was 3.70%, compared to 4.29% in the prior year quarter, the year-over-year decline of 59 basis points was driven by lower income from floating rate investments resulting from declining interest rates, elevated levels of cash and liquidity amid the pandemic and record organic growth, as well as the onboarding of a lower yielding portfolio from Jackson, which is being redeployed into higher-returning assets. The net annualized return on alternative investments during the fourth quarter 2020 was 22.59% compared to 10.94% in the prior year quarter, primarily due to broad-based appreciation in the alternatives portfolio which benefited from favorable market tailwinds during the period. In particular, Athene's larger differentiated alternative investments performed well, including AmeriHome, Catalina, and Venerable, among others.
Cost of funds, which is comprised of cost of crediting on deferred annuities and institutional products as well as other liability costs, was 2.68% for the fourth quarter 2020, a decrease of 5 basis points from the fourth quarter 2019, driven by lower other liability costs as well as the onboarding of the reinsured Jackson block, which has a lower cost of funds.
Total cost of crediting was 1.89% for the fourth quarter 2020, an increase of 6 basis points from the prior year quarter, driven by an increasing mix of institutional business, which carries its full cost of funds burden within cost of crediting, as well as the absence of favorability from the prior year quarter. The cost of crediting on institutional business was 3.08%, an increase of 23 basis points from the prior year quarter. The year-over-year increase was primarily due to the absence of favorable mortality developments within the pension risk transfer business from the prior year period, partially offset by declining rates on floating-rate funding agreements, as well as lower rates on new funding agreement issuances and new pension risk transfer business.
The cost of crediting on deferred annuities was 1.94%, a decrease of 1 basis point from the prior year quarter, as the onboarding of the reinsured Jackson block with a higher initial crediting rate largely offset favorable crediting rate actions, lower option costs, and lower crediting rates on new deferred annuity issuances.
Other liability costs, which are primarily applicable to deferred annuities, were 0.79% for the fourth quarter 2020. The decrease of 11 basis points from the prior year quarter, was driven by favorable changes in equity market performance relative to the prior year quarter, partially offset by an increase in gross profits impacting rider reserves and DAC amortization. Relative to the prior year quarter, other liability costs also benefited from the onboarding of the reinsured Jackson block during the year, which carries a more favorable level of other liability costs.
Full Year 2020 Results
For the full year 2020, adjusted operating income available to common shareholders in Retirement Services was $1.3 billion, a decrease of $56 million, or 4%, from the full year 2019, resulting in an adjusted operating ROE of 16.9%. The decrease in adjusted operating income available to common shareholders over the prior year was primarily driven by a lower net investment spread and a higher tax rate. Excluding notable items, adjusted operating income available to common shareholders in Retirement Services was $1.2 billion, resulting in an adjusted operating ROE of 16.5%.
The net investment spread, which measures net investment earnings less cost of funds, was 1.31% of average net invested assets for full year 2020, a decrease of 19 basis points from the full year 2019. The decrease from the prior year was primarily driven by a decrease in the NIER, partially offset by a lower cost of funds.
The NIER was 4.04% for the full year 2020, a decrease of 39 basis points from the prior year, mostly due to a lower fixed income and other NIER. The annualized return on fixed income and other investments during the full year 2020 was 3.82%, compared to 4.23% in the prior year, a decline of 41 basis points driven by lower income from floating rate investments resulting from declining interest rates, elevated levels of cash and liquidity amid the pandemic and record organic growth, as well as the onboarding of the portfolio from Jackson, which is being redeployed into higher-returning assets. The return on alternative investments during the full year 2020 was 9.25%, compared to 9.32% in the prior year.

Cost of funds, which is comprised of the total cost of crediting on deferred annuities and institutional products as well as other liability costs, was 2.73% for the full year 2020, a decrease of 20 basis points from the full year 2019.

Total cost of crediting was 1.85% for the full year 2020, a decrease of 6 basis points from the prior year. This was due to declining rates on floating-rate funding agreements, an increasing mix of new issue funding agreements at lower rates, lower rates on new pension risk transfer business, and favorable rate actions on retail in-force renewals, partially offset by an increasing overall mix of institutional business, which carries a higher cost of crediting compared to deferred annuities since the full cost of funds burden of institutional business is reflected within cost of crediting. Cost of crediting on deferred annuities was 1.95% and the cost of crediting on institutional business was 3.05%.

Other liability costs, which are primarily applicable to deferred annuities, were 0.88% for the full year 2020. The decrease of 14 basis points from the prior year was driven by a favorable variance from unlocking as well as the onboarding of the lower cost reinsured Jackson block, partially offset by less favorable equity market performance.
Corporate & Other
Fourth Quarter 2020 Results
In the fourth quarter 2020, the adjusted operating income available to common shareholders was $65 million in Corporate & Other, an increase of $80 million from an adjusted operating loss available to common shareholders of $15 million in the fourth quarter 2019. The increase in adjusted operating income available to common shareholders from the prior year quarter was driven by an increase in the fair value of Athene's AOG investment, partially offset by additional preferred stock dividends and interest expense, as well as lower net investment income from alternatives.
The change in fair value of Athene's AOG investment, net of tax, resulted in a $113 million gain, or $0.58 per common share in the quarter, primarily reflecting a 9% increase in the common stock price of Apollo Global Management (NYSE: APO).
Full Year 2020 Results
For the full year 2020, the adjusted operating loss available to common shareholders was $24 million in Corporate & Other, a decrease of $9 million from the adjusted operating loss available to common shareholders of $33 million for the full year 2019. The lower operating loss was driven by an increase in the fair value Athene's AOG investment and lower operating expenses, partially offset by lower net investment income from alternatives as well as additional preferred stock dividends and interest expense.
Conference Call Information
Athene will host a conference call today, Wednesday, February 17, 2021, at 10:00 a.m. ET. During the call, members of Athene's senior management team will review Athene's financial results for the fourth quarter and full year ended December 31, 2020. This press release, the fourth quarter 2020 earnings presentation, and quarterly financial supplement are posted to Athene’s website at ir.athene.com.
•Live conference call: Toll-free at (866) 901-0811 (domestic) or (346) 354-0810 (international)
•Conference call replay available through November 17, 2020 at (800) 585-8367 (domestic) or
    (404) 537-3406 (international)
•Conference ID number: 1145498
•Live and archived webcast available at ir.athene.com

Investor Relations Contact:	Media Contact:
Noah Gunn	Tory Flynn
+1 441-279-8534	+1 441-279-8502
+1 646-768-7309	+1 515-342-4958
ngunn@athene.com	tflynn@athene.com
About Athene
Athene, through its subsidiaries, is a leading retirement services company with total assets of $202.8 billion as of December 31, 2020 and operations in the United States, Bermuda, and Canada. Athene specializes in helping its customers achieve financial security and is a solutions provider to institutions. Founded in 2009, Athene is Driven to Do More for our policyholders, business partners, shareholders, and the communities in which we work and live. For more information, please visit www.athene.com.
Non-GAAP Measures
In addition to our results presented in accordance with GAAP, we present certain financial information that includes non-GAAP measures. Management believes the use of these non-GAAP measures, together with the relevant GAAP measures, provides information that may enhance an investor’s understanding of our results of operations and the underlying profitability drivers of our business. The majority of these non-GAAP measures are intended to remove from the results of operations the impact of market volatility (other than with respect to alternative investments) as well as integration, restructuring and certain other expenses which are not part of our underlying profitability drivers, as such items fluctuate from period to period in a manner inconsistent with these drivers. These measures should be considered supplementary to our results in accordance with GAAP and should not be viewed as a substitute for the corresponding GAAP measures.

Adjusted operating income (loss) available to common shareholders is a non-GAAP measure used to evaluate our financial performance excluding market volatility and expenses related to integration, restructuring, stock compensation and other expenses. Our adjusted operating income (loss) available to common shareholders equals net income (loss) available to AHL common shareholders adjusted to eliminate the impact of the following (collectively, the non-operating adjustments):

•Investment Gains (Losses), Net of Offsets
•Change in Fair Values of Derivatives and Embedded Derivatives – FIAs, Net of Offsets
•Integration, Restructuring and Other Non-Operating Expenses
•Stock Compensation Expense
•Bargain Purchase Gain
•Income Tax (Expense) Benefit – Non-Operating

We consider these non-operating adjustments to be meaningful adjustments to net income (loss) available to AHL common shareholders for the reasons discussed in greater detail above. Accordingly, we believe using a measure which excludes the impact of these items is useful in analyzing our business performance and the trends in our results of operations. Together with net income (loss) available to AHL common shareholders, we believe adjusted operating income (loss) available to common shareholders provides a meaningful financial metric that helps investors understand our underlying results and profitability. Adjusted operating income (loss) available to common shareholders should not be used as a substitute for net income (loss) available to AHL common shareholders.

Adjusted operating ROA is a non-GAAP measure used to evaluate our financial performance and profitability. Adjusted operating ROA is computed using our adjusted operating income (loss) available to common shareholders divided by average net invested assets for the relevant period. To enhance the ability to analyze these measures across periods, interim periods are annualized. While we believe each of these metrics are meaningful financial metrics and enhance our understanding of the underlying profitability drivers of our business, they should not be used as a substitute for ROA presented under GAAP.

Adjusted operating ROE is a non-GAAP measure used to evaluate our financial performance excluding the impacts of AOCI and the cumulative change in fair value of funds withheld and modco reinsurance assets, net of DAC, DSI, rider reserve and tax offsets. Adjusted AHL common shareholders’ equity is calculated as the ending AHL shareholders’ equity excluding AOCI, the cumulative change in fair value of funds withheld and modco reinsurance assets and preferred stock. Adjusted operating ROE is calculated as the adjusted operating income (loss) available to common shareholders, divided by average adjusted AHL common shareholders’ equity. These adjustments fluctuate period to period in a manner inconsistent with our underlying profitability drivers as the majority of such fluctuation is related to the market volatility of the unrealized gains and losses associated with our AFS securities. Except with respect to reinvestment activity relating to acquired blocks of businesses, we typically buy and hold AFS investments to maturity throughout the duration of market fluctuations, therefore, the period-over-period impacts in unrealized gains and losses are not necessarily indicative of current operating fundamentals or future performance. Accordingly, we believe using measures which exclude AOCI and the cumulative change in fair value of funds withheld and modco reinsurance assets are useful in analyzing trends in our operating results. To enhance the ability to analyze these measures across periods, interim periods are annualized. Adjusted operating ROE should not be used as a substitute for ROE. However, we believe the adjustments to net income (loss) available to AHL common shareholders and AHL common shareholders’ equity are significant to gaining an understanding of our overall financial performance.

Adjusted operating earnings (loss) per common share, weighted average common shares outstanding – adjusted operating and adjusted book value per common share are non-GAAP measures used to evaluate our financial performance and financial condition. The non-GAAP measures adjust the number of shares included in the corresponding GAAP measures to reflect the conversion or settlement of all shares and other stock-based awards outstanding. We believe these measures represent an economic view of our share counts and provide a simplified and consistent view of our outstanding shares. Adjusted operating earnings (loss) per common share is calculated as the adjusted operating income (loss) available to common shareholders, over the weighted average common shares outstanding – adjusted operating. Adjusted book value per common share is calculated as the adjusted AHL common shareholders’ equity divided by the adjusted operating common shares outstanding. Effective February 28, 2020, all Class B common shares were converted into Class A common shares and all Class M common shares were converted into warrants and Class A common shares. Our Class B common shares were economically equivalent to Class A common shares and were convertible to Class A common shares on a one-for-one basis at any time. Our Class M common shares were in the legal form of shares but economically functioned as options as they were convertible into Class A common shares after vesting and payment of the conversion price. In calculating Class A diluted earnings per share on a GAAP basis, we are required to apply sequencing rules to determine the dilutive impacts, if any, of our Class B common shares, Class M common shares and any other stock-based awards. To the extent our Class B common shares, Class M common shares and/or any other stock-based awards were not dilutive, after considering the dilutive effects of the more dilutive securities in the sequence, they were excluded. Weighted average common shares outstanding – adjusted operating and adjusted operating common shares outstanding assume conversion or settlement of all outstanding items that are able to be converted to or settled in Class A common shares, including the impacts of Class B common shares on a one-for-one basis, the impacts of all Class M common shares net of the conversion price and any other stock-based awards, but excluding any awards for which the exercise or conversion price exceeds the market value of our Class A common shares on the applicable measurement date. For certain historical periods, Class M shares were not included due to issuance restrictions which were contingent upon our IPO. Adjusted operating earnings (loss) per common share, weighted average common shares outstanding – adjusted operating and adjusted book value per common share should not be used as a substitute for basic earnings (loss) per share – Class A common shares, basic weighted average common shares outstanding – Class A or book value per common share. However, we believe the adjustments to the shares and equity are significant to gaining an understanding of our overall results of operations and financial condition.

Adjusted debt to capital ratio is a non-GAAP measure used to evaluate our capital structure excluding the impacts of AOCI and the cumulative change in fair value of funds withheld and modco reinsurance assets, net of DAC, DSI, rider reserve and tax offsets. Adjusted debt to capital ratio is calculated as total debt divided by adjusted AHL shareholders’ equity. Adjusted debt to capital ratio should not be used as a substitute for the debt to capital ratio. However, we believe the adjustments to shareholders’ equity are significant to gaining an understanding of our capitalization, debt utilization and debt capacity.

Net investment spread is a key measure of the profitability of our Retirement Services segment. Net investment spread measures our investment performance less the total cost of our liabilities. Net investment earned rate is a key measure of our investment performance, while cost of funds is a key measure of the cost of our policyholder benefits and liabilities. Investment margin on our deferred annuities measures our investment performance less the cost of crediting for our deferred annuities, which make up a significant portion of our net reserve liabilities.

•Net investment earned rate is a non-GAAP measure we use to evaluate the performance of our net invested assets that does not correspond to GAAP net investment income. Net investment earned rate is computed as the income from our net invested assets divided by the average net invested assets, excluding the impacts of our investment in Apollo, for the relevant period. To enhance the ability to analyze these measures across periods, interim periods are annualized. The adjustments to net investment income to arrive at our net investment earned rate add (a) alternative investment gains and losses, (b) gains and losses related to trading securities for CLOs, (c) net VIE impacts (revenues, expenses and noncontrolling interest), (d) forward points gains and losses on foreign exchange derivative hedges and (e) the change in fair value of reinsurance assets, and removes the proportionate share of the ACRA net investment income associated with the ACRA noncontrolling interest as well as the gain or loss on our investment in Apollo. We include the income and assets supporting our change in fair value of reinsurance assets by evaluating the underlying investments of the funds withheld at interest receivables and we include the net investment income from those underlying investments which does not correspond to the GAAP presentation of change in fair value of reinsurance assets. We exclude the income and assets supporting business that we have exited through ceded reinsurance including funds withheld agreements. We believe the adjustments for reinsurance provide a net investment earned rate on the assets for which we have economic exposure.
•Cost of funds includes liability costs related to cost of crediting on both deferred annuities and institutional products as well as other liability costs, but does not include the proportionate share of the ACRA cost of funds associated with the noncontrolling interest. Cost of funds is computed as the total liability costs divided by the average net invested assets, excluding our investment in Apollo, for the relevant period. To enhance the ability to analyze these measures across periods, interim periods are annualized.
◦Cost of crediting includes the costs for both deferred annuities and institutional products. Cost of crediting on deferred annuities is the interest credited to the policyholders on our fixed strategies as well as the option costs on the indexed annuity strategies. With respect to FIAs, the cost of providing index credits includes the expenses incurred to fund the annual index credits, and where applicable, minimum guaranteed interest credited. Cost of crediting on institutional products is comprised of (i) PRT costs, including interest credited, benefit payments and other reserve changes, net of premiums received when issued, and (ii) funding agreement costs, including the interest payments and other reserve changes. Cost of crediting is computed as the cost of crediting for deferred annuities and institutional products divided by the average net invested assets, excluding the investment in Apollo, for the relevant periods. Cost of crediting on deferred annuities is computed as the net interest credited on fixed strategies and option costs on indexed annuity strategies divided by the average net account value of our deferred annuities. Cost of crediting on institutional products is computed as the PRT and funding agreement costs divided by the average net institutional reserve liabilities. Our average net invested assets, excluding our investment in Apollo, net account values and net institutional reserve liabilities are averaged over the number of quarters in the relevant period to obtain our associated cost of crediting for such period. To enhance the ability to analyze these measures across periods, interim periods are annualized.
◦Other liability costs include DAC, DSI and VOBA amortization, change in rider reserves, the cost of liabilities on products other than deferred annuities and institutional products, excise taxes, premiums, product charges and other revenues. We believe a measure like other liability costs is useful in analyzing the trends of our core business operations and profitability. While we believe other liability costs is a meaningful financial metric and enhances our understanding of the underlying profitability drivers of our business, it should not be used as a substitute for total benefits and expenses presented under GAAP.

Net investment earned rate, cost of funds, net investment spread and investment margin on deferred annuities are non-GAAP measures we use to evaluate the profitability of our business. We believe these metrics are useful in analyzing the trends of our business operations, profitability and pricing discipline. While we believe each of these metrics are meaningful financial metrics and enhance our understanding of the underlying profitability drivers of our business, they should not be used as a substitute for net investment income, interest sensitive contract benefits or total benefits and expenses presented under GAAP.

Operating expenses excludes integration, restructuring and other non-operating expenses, stock compensation expense, interest expense and policy acquisition expenses. We believe a measure like operating expenses is useful in analyzing the trends of our core business operations and profitability. While we believe operating expenses is a meaningful financial metric and enhances our understanding of the underlying profitability drivers of our business, it should not be used as a substitute for policy and other operating expenses presented under GAAP.

In managing our business, we analyze net invested assets, which does not correspond to total investments, including investments in related parties, as disclosed in our consolidated financial statements and notes thereto. Net invested assets represents the investments that directly back our net reserve liabilities as well as surplus assets. Net invested assets, excluding our investment in Apollo, is used in the computation of net investment earned rate, which allows us to analyze the profitability of our investment portfolio. Net invested assets includes (a) total investments on the consolidated balance sheets with AFS securities at cost or amortized cost, excluding derivatives, (b) cash and cash equivalents and restricted cash, (c) investments in related parties, (d) accrued investment income, (e) VIE assets, liabilities and noncontrolling interest adjustments, (f) net investment payables and receivables, (g) policy loans ceded (which offset the direct policy loans in total investments) and (h) an allowance for credit losses. Net invested assets also excludes assets associated with funds withheld liabilities related to business exited through reinsurance agreements and derivative collateral (offsetting the related cash positions). We include the underlying investments supporting our assumed funds withheld and modco agreements in our net invested assets calculation in order to match the assets with the income received. We believe the adjustments for reinsurance provide a view of the assets for which we have economic exposure. Net invested assets includes our proportionate share of ACRA investments, based on our economic ownership, but does not include the proportionate share of investments associated with the noncontrolling interest. Net invested assets also includes our investment in Apollo. Our net invested assets, excluding our investment in Apollo, are averaged over the number of quarters in the relevant period to compute our net investment earned rate for such period. While we believe net invested assets is a meaningful financial metric and enhances our understanding of the underlying drivers of our investment portfolio, it should not be used as a substitute for total investments, including related parties, presented under GAAP.

Sales statistics do not correspond to revenues under GAAP but are used as relevant measures to understand our business performance as it relates to inflows generated during a specific period of time. Our sales statistics include inflows for fixed rate annuities and FIAs and align with the LIMRA definition of all money paid into an individual annuity, including money paid into new contracts with initial purchase occurring in the specified period and existing contracts with initial purchase occurring prior to the specified period (excluding internal transfers). While we believe sales is a meaningful metric and enhances our understanding of our business performance, it should not be used as a substitute for premiums presented under GAAP.
Safe Harbor for Forward-Looking Statements
This press release contains, and certain oral statements made by Athene's representatives from time to time may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results, events and developments to differ materially from those set forth in, or implied by, such statements. These statements are based on the beliefs and assumptions of Athene's management and the management of Athene's subsidiaries. Generally, forward-looking statements include actions, events, results, strategies and expectations and are often identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans,” “seeks,” “estimates,” “projects,” “may,” “will,” “could,” “might,” "should," or “continues” or similar expressions. Forward-looking statements within this press release include, but are not limited to, statements regarding future growth prospects and financial performance. Factors that could cause actual results, events and developments to differ include, without limitation: the accuracy of Athene's assumptions and estimates; Athene's ability to maintain or improve financial strength ratings; Athene's ability to manage its business in a highly regulated industry; regulatory changes or actions; the impact of Athene's reinsurers failing to meet their assumed obligations; the impact of interest rate fluctuations; changes in the federal income tax laws and regulations; the accuracy of Athene's interpretation of the Tax Cuts and Jobs Act; litigation (including class action litigation), enforcement investigations or regulatory scrutiny; the performance of third parties; the loss of key personnel; telecommunication, information technology and other operational systems failures; the continued availability of capital; new accounting rules or changes to existing accounting rules; general economic conditions; Athene's ability to protect its intellectual property; the ability to maintain or obtain approval of the Delaware Department of Insurance, the Iowa Insurance Division and other regulatory authorities as required for Athene's operations; and other factors discussed from time to time in Athene's filings with the SEC, including its annual report on Form 10-K for the year ended December 31, 2019, its quarterly report on Form 10-Q for the quarterly period ended September 30, 2020 and its other SEC filings, which can be found at the SEC’s website www.sec.gov.

All forward-looking statements described herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. Athene does not undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

Athene Holding Ltd.
Condensed Consolidated Balance Sheets (unaudited, in millions)

	December 31,	December 31,
	2019	2020
Assets
Investments
Available-for-sale securities, at fair value	$71,374	$82,853
Trading securities, at fair value	2,070	2,093
Equity securities	247	532
Mortgage loans, net of allowances	14,306	15,264
Investment funds	750	803
Policy loans	417	369
Funds withheld at interest	15,181	48,612
Derivative assets	2,888	3,523
Short-term investments	596	222
Other investments, net of allowances	158	572
Total investments	107,987	154,843
Cash and cash equivalents	4,240	7,704
Restricted cash	402	738
Investments in related parties
Available-for-sale securities, at fair value	3,804	6,520
Trading securities, at fair value	785	1,529
Equity securities, at fair value	64	72
Mortgage loans, net of allowances	653	674
Investment funds	3,550	5,284
Funds withheld at interest	13,220	13,030
Other investments, net of allowances	487	469
Accrued investment income	807	905
Reinsurance recoverable	4,863	4,848
Deferred acquisition costs, deferred sales inducements and value of business acquired	5,008	4,906
Other assets	1,005	1,249
Total assets	$146,875	$202,771
(Continued)

Condensed Consolidated Balance Sheets (unaudited, in millions)

	December 31,	December 31,
	2019	2020
Liabilities
Interest sensitive contract liabilities	$102,745	144,566
Future policy benefits	23,330	29,258
Other policy claims and benefits	138	130
Dividends payable to policyholders	113	110
Short-term debt	475	—
Long-term debt	992	1,976
Derivative liabilities	97	298
Payables for collateral on derivatives and securities to repurchase	3,255	3,801
Funds withheld liability	408	452
Other liabilities	1,181	2,040
Total liabilities	132,734	182,631

Equity
Preferred stock	—	—
Common stock	—	—
Additional paid-in capital	4,171	6,613
Retained earnings	6,939	8,073
Accumulated other comprehensive income	2,281	3,971
Total Athene Holding Ltd. shareholders’ equity	13,391	18,657
Noncontrolling interests	750	1,483
Total equity	14,141	20,140
Total liabilities and equity	$146,875	$202,771
(Concluded)

Condensed Consolidated Statements of Income (unaudited, in millions)

	Three months ended		Years ended
	December 31,		December 31,
	2019	2020	2019	2020
Revenue
Premiums	$907	$4,356	$6,382	$5,963
Product charges	132	146	524	571
Net investment income	1,242	1,595	4,596	4,885
Investment related gains	965	2,536	4,719	3,309
Other revenues	10	7	37	36
Total revenues	3,256	8,640	16,258	14,764
Benefits and Expenses
Interest sensitive contract benefits	1,146	1,909	4,557	3,891
Amortization of DSI	36	29	74	66
Future policy and other policy benefits	1,192	4,718	7,587	7,187
Amortization of DAC and VOBA	143	274	958	521
Dividends to policyholders	6	9	36	38
Policy and other operating expenses	200	218	744	855
Total benefits and expenses	2,723	7,157	13,956	12,558
Income before income taxes	533	1,483	2,302	2,206
Income tax expense	69	161	117	285
Net income	464	1,322	2,185	1,921
Less: Net income attributable to noncontrolling interests	13	229	13	380
Net income attributable to Athene Holding Ltd. shareholders	451	1,093	2,172	1,541
Less: Preferred stock dividends	19	28	36	95
Net income available to Athene Holding Ltd. common shareholders	$432	$1,065	$2,136	$1,446

Non-GAAP Measure Reconciliations

The reconciliation of net income available to Athene Holding Ltd. common shareholders to adjusted operating income available to common shareholders excluding notables and AOG is as follows:

	Three months ended		Years ended
	December 31,		December 31,
(In millions)	2019	2020	2019	2020
Net income available to Athene Holding Ltd. common shareholders	$432	$1,065	$2,136	$1,446
Less: Total non-operating adjustments	43	507	847	204
Adjusted operating income available to common shareholders	389	558	1,289	1,242
Notable items	(43)	(41)	5	(35)
Adjusted operating income available to common shareholders excluding notable items	$346	$517	$1,294	$1,207

Retirement Services adjusted operating income available to common shareholders	$404	$493	$1,322	$1,266
Non-recurring adjustment on derivative collateral	—	—	—	(18)
Actuarial experience and market impacts	(47)	(46)	(43)	(16)
Unlocking	—	—	48	(6)
Tax impact of notable items	4	5	—	5
Retirement Services notable items	(43)	(41)	5	(35)
Retirement Services adjusted operating income available to common shareholders excluding notable items	361	452	1,327	1,231

Corporate and Other adjusted operating income (loss) available to common shareholders	(15)	65	(33)	(24)
Consolidated adjusted operating income available to common shareholders excluding notable items	346	517	1,294	1,207
Less: Change in fair value of Apollo investment, net of tax	—	113	—	165
Adjusted operating income available to common shareholders excluding notables and AOG	$346	$404	$1,294	$1,042

The reconciliation of basic earnings per Class A common share to adjusted operating earnings per common share is as follows:

	Three months ended		Years ended
	December 31,		December 31,
	2019	2020	2019	2020
Basic earnings per share – Class A common shares	$2.43	$5.57	$11.44	$8.51
Non-operating adjustments
Investment gains (losses), net of offsets	(0.26)	2.68	5.39	2.62
Change in fair values of derivatives and embedded derivatives – FIAs, net of offsets	0.77	0.17	(0.36)	(1.22)
Integration, restructuring and other non-operating expenses	(0.13)	0.01	(0.37)	(0.05)
Stock compensation expense	(0.02)	—	(0.07)	(0.06)
Income tax expense – non-operating	(0.11)	(0.28)	—	(0.25)
Less: Total non-operating adjustments	0.25	2.58	4.59	1.04
Less: Effect of items convertible to or settled in Class A common shares	(0.03)	0.14	(0.12)	1.05
Adjusted operating earnings per common share	$2.21	$2.85	$6.97	$6.42

The reconciliation of basic weighted average Class A common shares to weighted average common shares outstanding – adjusted operating, is as follows:

	Three months ended		Years ended
	December 31,		December 31,
(In millions)	2019	2020	2019	2020
Basic weighted average common shares outstanding – Class A	144.5	191.1	153.9	184.9
Conversion of Class B common shares to Class A common shares	25.4	—	25.4	4.2
Conversion of Class M common shares to Class A common shares	5.2	—	5.1	0.7
Effect of other stock compensation plans	0.6	4.8	0.4	3.7
Weighted average common shares outstanding – adjusted operating	175.7	195.9	184.8	193.5

The reconciliation of AHL shareholders’ equity to adjusted AHL common shareholders’ equity included in adjusted book value per common share, adjusted debt to capital ratio, and adjusted operating ROE is as follows:

	December 31,
(In millions)	2019	2020
Total AHL shareholders' equity	$13,391	$18,657
Less: Preferred stock	1,172	2,312
Total AHL common shareholders' equity	12,219	16,345
Less: AOCI	2,281	3,971
Less: Accumulated change in fair value of reinsurance assets	493	1,142
Total adjusted AHL common shareholders' equity	$9,445	$11,232

Retirement Services	$7,443	$7,732
Corporate and Other	2,002	3,500
Total adjusted AHL common shareholders' equity	$9,445	$11,232

The reconciliation of average AHL shareholders’ equity to average adjusted AHL common shareholders’ equity included in adjusted operating ROE is as follows:

	Three months ended		Years ended
	December 31,		December 31,
(In millions)	2019	2020	2019	2020
Average AHL shareholders' equity	$13,468	$17,300	$10,834	$14,528
Less: Average preferred stock	1,172	2,034	586	1,633
Less: Average AOCI	2,362	3,430	905	2,030
Less: Average accumulated change in fair value of reinsurance assets	610	960	209	575
Average adjusted AHL common shareholders' equity	$9,324	$10,876	$9,134	$10,290

Retirement Services	$7,468	$7,526	$7,625	$7,491
Corporate and Other	1,856	3,350	1,509	2,799
Average adjusted AHL common shareholders' equity	$9,324	$10,876	$9,134	$10,290

The reconciliation of basic Class A common shares outstanding to adjusted operating common shares outstanding is as follows:

	December 31,
(In millions)	2009	2019	2020
Class A common shares outstanding	0.1	142.8	191.2
Conversion of Class B common shares to Class A common shares	9.7	25.4	—
Conversion of Class M common shares to Class A common shares	—	5.5	—
Effect of other stock compensation plans	—	1.2	6.0
Adjusted operating common shares outstanding	9.8	174.9	197.2

The reconciliation of book value per common share to adjusted book value per common share is as follows:

	December 31,
	2009	2019	2020
Book value per common share	$11.62	$69.54	$85.51
AOCI	(0.13)	(12.98)	(20.77)
Accumulated change in fair value of reinsurance assets	—	(2.80)	(5.98)
Effect of items convertible to or settled in Class A common shares	—	0.26	(1.81)
Adjusted book value per common share	$11.49	$54.02	$56.95

The reconciliation of net investment income to net investment earnings and earned rate is as follows:

	Three months ended				Years ended
	December 31,				December 31,
	2019		2020		2019		2020
(In millions)	Dollar	Rate	Dollar	Rate	Dollar	Rate	Dollar	Rate
GAAP net investment income	$1,242	4.28%	$1,595	4.39%	$4,596	3.97%	$4,885	3.68%
Change in fair value of reinsurance assets	188	0.65%	476	1.31%	680	0.59%	1,408	1.06%
Alternative gains (losses)	(12)	(0.04)%	(80)	(0.22)%	1	—%	(102)	(0.08)%
ACRA noncontrolling interest	(61)	(0.21)%	(210)	(0.58)%	(61)	(0.05)%	(559)	(0.42)%
Apollo investment (gain)	—	—%	(142)	(0.38)%	—	—%	(225)	(0.17)%
Held for trading amortization and other	(18)	(0.06)%	(32)	(0.09)%	(37)	(0.03)%	(79)	(0.06)%
Total adjustments to arrive at net investment earnings/earned rate	97	0.34%	12	0.04%	583	0.51%	443	0.33%
Total net investment earnings/earned rate	$1,339	4.62%	$1,607	4.43%	$5,179	4.48%	$5,328	4.01%

Retirement Services	$1,306	4.57%	$1,584	4.43%	$5,062	4.43%	$5,287	4.04%
Corporate and Other	33	7.16%	23	4.38%	117	8.33%	41	2.17%
Total net investment earnings/earned rate	$1,339	4.62%	$1,607	4.43%	$5,179	4.48%	$5,328	4.01%

Retirement Services	$114,149		$143,162		$114,310		$130,887
Corporate and Other ex. Apollo investment	1,837		2,089		1,409		1,863
Consolidated average net invested assets ex. Apollo investment	$115,986		$145,251		$115,719		$132,750

The reconciliation of interest sensitive contract benefits to Retirement Services' cost of crediting, and the respective rates, is as follows:

	Three months ended				Years ended
	December 31,				December 31,
	2019		2020		2019		2020
(In millions)	Dollar	Rate	Dollar	Rate	Dollar	Rate	Dollar	Rate
GAAP interest sensitive contract benefits	$1,146	4.02%	$1,909	5.33%	$4,557	3.99%	$3,891	2.97%
Interest credited other than deferred annuities and institutional products	64	0.23%	101	0.28%	232	0.20%	312	0.24%
FIA option costs	269	0.94%	280	0.78%	1,109	0.97%	1,101	0.84%
Product charges (strategy fees)	(31)	(0.11)%	(36)	(0.10)%	(119)	(0.10)%	(136)	(0.10)%
Reinsurance embedded derivative impacts	14	0.05%	14	0.04%	57	0.05%	57	0.04%
Change in fair values of embedded derivatives – FIAs	(905)	(3.17)%	(1,395)	(3.90)%	(3,644)	(3.19)%	(2,404)	(1.84)%
Negative VOBA amortization	8	0.03%	6	0.02%	36	0.03%	21	0.02%
ACRA noncontrolling interest	(42)	(0.15)%	(207)	(0.58)%	(42)	(0.03)%	(433)	(0.33)%
Other changes in interest sensitive contract liabilities	(2)	(0.01)%	5	0.02%	(7)	(0.01)%	8	0.01%
Total adjustments to arrive at cost of crediting	(625)	(2.19)%	(1,232)	(3.44)%	(2,378)	(2.08)%	(1,474)	(1.12)%
Retirement Services cost of crediting	$521	1.83%	$677	1.89%	$2,179	1.91%	$2,417	1.85%

Retirement Services cost of crediting on deferred annuities	$429	1.95%	$505	1.94%	$1,774	1.97%	$1,884	1.95%
Retirement Services cost of crediting on institutional products	92	2.85%	172	3.08%	405	3.47%	533	3.05%
Retirement Services cost of crediting	$521	1.83%	$677	1.89%	$2,179	1.91%	$2,417	1.85%

Retirement Services average net invested assets	$114,149		$143,162		$114,310		$130,887
Average net account value on deferred annuities	87,660		103,990		89,878		96,848
Average institutional net reserve liabilities	12,931		22,375		11,632		17,505

The reconciliation of benefits and expenses to other liability costs is as follows:

	Three months ended		Years ended
	December 31,		December 31,
(In millions)	2019	2020	2019	2020
GAAP benefits and expenses	$2,723	$7,157	$13,956	$12,558
Premiums	(907)	(4,356)	(6,382)	(5,963)
Product charges	(132)	(146)	(524)	(571)
Other revenues	(10)	(7)	(37)	(36)
Cost of crediting	(238)	(383)	(1,013)	(1,259)
Change in fair value of embedded derivatives – FIA, net of offsets	(1,003)	(1,409)	(3,577)	(2,261)
DAC, DSI and VOBA amortization related to investment gains and losses	28	(111)	(477)	(95)
Rider reserves	3	(19)	(58)	(10)
Policy and other operating expenses, excluding policy acquisition expenses	(138)	(139)	(488)	(533)
AmerUs closed block fair value liability	6	(34)	(152)	(104)
ACRA noncontrolling interest	(74)	(258)	(74)	(527)
Other changes in benefits and expenses	1	(14)	(2)	(41)
Total adjustments to arrive at other liability costs	(2,464)	(6,876)	(12,784)	(11,400)
Other liability costs	$259	$281	$1,172	$1,158

Retirement Services	$259	$281	$1,172	$1,158
Corporate and Other	—	—	—	—
Consolidated other liability costs	$259	$281	$1,172	$1,158

The reconciliation of policy and other expenses to operating expenses is as follows:

	Three months ended		Years ended
	December 31,		December 31,
(In millions)	2019	2020	2019	2020
Policy and other operating expenses	$200	$218	$744	$855
Interest expense	(20)	(31)	(67)	(114)
Policy acquisition expenses, net of deferrals	(62)	(79)	(256)	(322)
Integration, restructuring and other non-operating expenses	(24)	3	(70)	(10)
Stock compensation expenses	(3)	—	(12)	(11)
ACRA noncontrolling interest	(5)	(19)	(5)	(58)
Other changes in policy and other operating expenses	—	1	—	(2)
Total adjustments to arrive at operating expenses	(114)	(125)	(410)	(517)
Operating expenses	$86	$93	$334	$338

Retirement Services	$69	$73	$266	$275
Corporate and Other	17	20	68	63
Consolidated operating expenses	$86	$93	$334	$338

The reconciliation of total investments, including related parties, to net invested assets is as follows:

	December 31,
(In millions)	2019	2020
Total investments, including related parties	$130,550	$182,421
Derivative assets	(2,888)	(3,523)
Cash and cash equivalents (including restricted cash)	4,639	8,442
Accrued investment income	807	905
Payables for collateral on derivatives	(2,743)	(3,203)
Reinsurance funds withheld and modified coinsurance	(1,440)	(2,459)
VIE and VOE assets, liabilities and noncontrolling interest	25	(136)
Unrealized (gains) losses	(4,095)	(7,275)
Ceded policy loans	(235)	(204)
Net investment receivables (payables)	(57)	99
Allowance for credit losses	—	357
Total adjustments to arrive at gross invested assets	(5,987)	(6,997)
Gross invested assets	124,563	175,424
ACRA noncontrolling interest	(7,077)	(25,234)
Net invested assets	$117,486	$150,190